EXHIBIT 11

                        BOOKTECH.COM, INC. AND SUBSIDIARY

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                   (UNAUDITED)


                                                                     2001            2000
                                                                 ------------    ------------
BASIC NET LOSS PER COMMON SHARE:
     Net loss attributable to common stockholders ........       $ (2,148,108)   $ (1,450,600)
     Weighted average number of common shares outstanding:
          Common stock ...................................         19,384,294       7,814,488
                                                                 ------------    ------------
          Basic net loss per common share ................       $      (0.11)   $      (0.19)
                                                                 ============    ============

DILUTED NET LOSS PER COMMON SHARE:
     Net loss attributable to common stockholders ........       $ (2,148,108)   $ (1,450,600)
     Weighted average number of common shares outstanding:
          Common stock ...................................         19,384,294       7,814,488
          Effect of potentially dilutive common shares ...               --              --
                                                                 ------------    ------------
               Total .....................................         19,384,294       7,814,488
                                                                 ------------    ------------
          Diluted net loss per common share ..............       $      (0.11)   $      (0.19)
                                                                 ============    ============


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